EXHIBIT 99.1

For Immediate Release

Contact: Anne-Marie Hess

Date: February 20, 2007

Phone: (609)-951-6842

E-mail: ahess@pharmanet.com

Johane Boucher-Champagne Appointed President and Chief Executive Officer

of Anapharm, Inc.

PRINCETON, NJ – February 20, 2007 – PharmaNet Development Group, Inc. (NASDAQ: PDGI) today announced that Johane Boucher-Champagne, executive vice president early clinical development of PharmaNet Development Group, has been appointed president and chief executive officer of Anapharm, Inc., a subsidiary of the Company, effective March 18, 2007. Ms. Boucher-Champagne will report to Mark Di Ianni, president of the Company’s early stage operations.

“Johane provided valuable assistance during the transition of the early stage business over the past year,” commented Mark Di Ianni. “Her energy, integrity and leadership skills have been demonstrated over the many years that she has contributed to the growth and development of Anapharm.”

Ms. Boucher-Champagne was appointed executive vice president early clinical development in March 2006 to focus senior leadership on global phase I and early stage business development. She has been serving as acting president and chief executive officer of Anapharm, Inc. since December 2006. Previously, she served as chief operating officer of Anapharm since April 1998.

Ms. Boucher-Champagne holds an Executive Master’s Degree in Administration and a degree in life sciences and has more than thirty years of experience with health-science research activities, business management and administration.

Additionally, Dr. Marc LeBel will be leaving the Company. The term of Dr. LeBel’s employment contract ends on March 18, 2007 and he and the Company have mutually agreed to not renew the contract. He has served as president and chief executive officer of the Company’s Anapharm subsidiary since its acquisition in March 2002 and has held the position of executive vice president bioanalytical laboratories, PharmaNet Development Group, since March 2006.

About PharmaNet Development Group, Inc.

PharmaNet Development Group, a global, drug development company, provides a comprehensive range of services to the pharmaceutical, biotechnology, generic drug, and medical device industries. The Company offers clinical-development solutions including early and late stage consulting services, Phase l clinical studies and bioanalytical analyses, and Phase Il, III and IV clinical development programs. With approximately 2,200 employees and more than 35 facilities throughout the world, PharmaNet is a recognized leader in outsourced clinical development. For more information, please visit our website at www.pharmanet.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, industry trends and information; whether adverse publicity relating to the Company’s discontinued Florida operations causes clients to select competitors, not only for early stage branded clinical trials but also for other aspects of the Company’s business; its ability to comply with the timeline agreed upon in the settlement reached with the Miami-Dade County Unsafe Structures Board and any related fines or expenses if we are unsuccessful complying with such timeline; the associated costs and expenses with discontinuing the Company's operations in Florida, including the potential costs of the demolition of the Miami facility; the Company's ability to determine its impairment charges and costs of discontinued operations; whether the Company will achieve its estimated value for its Miami property; developments with respect to the SEC's inquiry and securities class action lawsuits and derivative lawsuits; the Company’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; the Company’s ability to compete internationally in attracting clients in order to develop additional business; the Company’s evaluation of its backlog and the potential cancellation of contracts; its ability to retain and recruit new employees; its clients' ability to provide the drugs and medical devices used in its clinical trials; the Company’s future stock price; its assessment of its effective tax rate; the Company’s financial guidance; the future effective tax rate; our anticipated capital expenditures; our costs of compliance of Section 404 of the Sarbanes-Oxley Act; our ability to remediate our material weaknesses; the impact of foreign currency transaction costs and the effectiveness of any hedging strategies that we implement; and the national and international economic climate as it affects drug development operations.

Further information can be found in the Company’s risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2005, which were originally filed as SFBC International (NASDAQ: SFCC) and its most recent Quarterly Report on Form 10-Q. The Company does not undertake to update the disclosures made herein, and you are urged to read our filings with the Securities and Exchange Commission.

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